Exhibit (p)

Board of Trustees

IDA Private Access Fund

2792 Gateway Road

Carlsbad, CA 92009

Re:	Initial Capital Investment

Dear Board Members:

In connection with the initial capitalization of the IDA Private Access Fund (the “Trust”), Intelligence Driven Advisors, LLC will invest the initial $100,000 of seed capital into the Trust as required by Section 14 of the Investment Company Act of 1940, as amended.

Intelligence Diven Advisors, LLC, hereby subscribes to purchase a beneficial interest (“Interest”) in the Trust in the amount of $100,000 for 4,000 shares at net asset value of $25.00 per share, in consideration for which Intelligence Driven Advisors, LLC agrees to transfer to you upon demand cash in the amount of $100,000.00.

Intelligence Driven Advisors, LLC agrees that the Interest is being purchased for investment purposes only, and not for distribution or resale to the public.

Sincerely,

Intelligence Driven Advisors, LLC

By:	/s/ Jason Labrum
Name:	Jason Labrum
Title:	Founder and CEO

Date:	September 16, 2025

ACCEPTANCE:

The foregoing Letter is hereby accepted.

IDA Private Access Fund

By:	/s/ Jason Labrum
Name:	Jason Labrum
Title:	President and Principal Executive Officer

Date:	September 16, 2025